Exhibit 10.8

CALYON, Sucursal en España

Banco Santander Central Hispano, S.A.
Att: Mr. Jose Antonio Soler
Ciudad Grupo Santander
28660 Boadilla del Monte
Madrid

Madrid, Friday 22nd June 2007

Dear Sirs,

We refer to the two Standby Underwriting Commitment letters, the Fee letter, and the Cover letter, each dated as of 5 May 2007, in relation to ABN AMRO Holding N.V.

We confirm hereby our agreement to replace the date of 5 June 2007 as the latest date for the Banks to make a formal offer for the entire issued and to be issued share capital of ABN AMRO Holding N.V., in each of the abovementioned documents, by the date of 30 September 2007.

All the terms contained in the mentioned documents remain unvaried in their entirety, except as expressly modified herein.

Yours faithfully,

By:	/s/ Carlos Ortega	By:	/s/ Carlos Aranguren

Carlos Ortega Managing Director Investment Banking CALYON		Carlos Aranguren Head of Credit Department CALYON